Exhibit 99.1
AdCare Health Systems, Inc. Prices Offering of Series A Preferred Stock
ATLANTA, April 8, 2015 /PRNewswire/-- AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company”) announced today that it has priced an underwritten public offering of up to 575,000 shares of its 10.875% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $25.75 per share. The closing of the offering is scheduled for April 13, 2015, subject to customary closing conditions. The Company’s currently outstanding Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA”, and the Company has filed an application to list the shares of the Series A Preferred Stock to be sold in the offering on the NYSE MKT under the same symbol. The Company intends to use the net proceeds from the offering to repay certain indebtedness and for general corporate purposes, which may include the repayment of other debt or the funding of potential acquisitions.
MLV & Co. LLC and Northland Capital Markets (Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC) are acting as Joint Book-Running Managers to offer and sell the Series A Preferred Stock on a “best efforts” basis. GCV Capital LLC is acting as Co-Manager.
The offering will be made pursuant to the Company’s existing effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The offering of the shares of Series A Preferred Stock will be made only by means of a prospectus and a related prospectus supplement. Before you invest, you should read the prospectus and the related prospectus supplement in the registration statement and the other documents that the Company has filed with the SEC for more complete information about the Company and the offering. Copies of the final prospectus and related prospectus supplement with respect to these securities, when available, may be obtained by contacting MLV & Co. LLC, 1301 Avenue of the Americas, 43rd Floor, New York, New York 10019, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com; Telephone: (888) 344-2272.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 40 facilities, primarily in the Southeast. For more information about the Company, visit www.adcarehealth.com.
Important Cautions Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company’s offering of the Series A Preferred Stock and the intended use of proceeds. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contacts	Investor Relations
William (Bill) McBride, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com